As filed with the Securities and Exchange Commission on November 12, 1999.
                                                      Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                   FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         BENCHMARK ELECTRONICS, INC.
            (Exact name of registrant as specified in its charter)

           Texas                                      74-2211011
(State or other jurisdiction of                   (I.R.S. Employer
 incorporation or organization)                   Identification No.)

                  3000 TECHNOLOGY DRIVE, ANGLETON, TEXAS 77515
                          TELEPHONE NO. (409) 849-6550
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   COPY TO:

                CARY T. FU                          JOHN R. BRANTLEY
         EXECUTIVE VICE PRESIDENT            BRACEWELL & PATTERSON, L.L.P.
       BENCHMARK ELECTRONICS, INC.             SOUTH TOWER PENNZOIL PLACE
          3000 TECHNOLOGY DRIVE             711 LOUISIANA STREET, SUITE 2900
          ANGLETON, TEXAS 77515                HOUSTON, TEXAS 77002-2781
              (409) 849-6550                         (713) 221-1301
           FAX: (409) 848-5269                    FAX: (713) 221-1212

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

      Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                               CALCULATION OF REGISTRATION FEE
==================================================================================================================================
 TITLE OF SECURITIES TO BE          AMOUNT TO BE        PROPOSED MAXIMUM      PROPOSED MAXIMUM              AMOUNT OF
        REGISTERED                 REGISTERED (1)           AGGREGATE         AGGREGATE OFFERING         REGISTRATION FEE
                                                         PRICE PER UNIT              PRICE
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $0.10 per share...........     1,000,000 shares           $18.69 (2)          $18,690,000 (2)              $5,195.82
==================================================================================================================================

(1) Plus such additional indeterminable number of additional shares of common stock as may be issued from time to time as a result of stock dividends and stock splits.

(2) The shares are to be offered at prices that are not presently determinable. Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the common stock as reported in the New York Stock Exchange composite transaction reporting system on November 11, 1999.

                            ------------------------


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                SUBJECT TO COMPLETION, DATED NOVEMBER 12, 1999


PRELIMINARY PROSPECTUS


                               1,000,000 SHARES

                          BENCHMARK ELECTRONICS, INC.

                                 COMMON STOCK

                                --------------

      This prospectus is part of a registration statement that has been filed with the Securities and Exchange Commission and that covers 1,000,000 shares of our common stock. These shares may be offered and sold from time to time by one of our shareholders, which we refer to as the selling shareholder.

      The selling shareholder obtained its shares of our common stock in connection with our acquisition of AVEX Electronics, Inc. and Kilbride Holdings B.V. on August 24, 1999.

      The selling shareholder may offer its shares of our common stock through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices.

      We will not receive any of the proceeds from the sale of this common stock. We will, however, bear the costs relating to the registration of these shares of common stock, which we estimate to be $35,196.

      Our common stock is quoted on the New York Stock Exchange under the symbol "BHE." The average high and low prices of our common stock as reported in the New York Stock Exchange composite transaction reporting system on November 11, 1999 was $18.69 per share.

      INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

      Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


          The date of this prospectus is                      , 1999

      YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THE SHARES OF COMMON STOCK. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.
                                 ------------

                               TABLE OF CONTENTS

Where You Can Find More Information......................................   i
Cautionary Statements Regarding
  Forward-Looking Statements.............................................  ii
About Benchmark..........................................................   1
Recent Developments......................................................   1
Risk Factors.............................................................   3

Use of Proceeds..........................................................   9
Selling Shareholder......................................................   9
Plan of Distribution.....................................................   9
Description of Capital Stock.............................................  11
Legal Matters............................................................  12
Experts..................................................................  13


                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference facilities in Washington, D.C., New York, New York and Chicago, Illinois at the following addresses:

      o     450 Fifth Street, N.W., Washington, D.C. 20549;

      o     Seven World Trade Center, 13th Floor, New York, New York 10048; and

      o Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

      Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities.

      Reports, proxy statements and other information concerning Benchmark can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

      We have elected to "incorporate by reference" certain information we file with the SEC into this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering of the common stock is terminated:

      o Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

      o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

      o The description of our capital stock that is contained in our Registration Statements on Form 8-A/A filed on June 25, 1990 and December 11, 1998, as amended December 22, 1998;

      o Our Current Report on Form 8-K dated March 1, 1999 and filed on March 12, 1999;

      o Our Current Reports on Form 8-K dated and filed August 2, 1999, as amended by Form 8-K/A dated August 13, 1999 and filed on August 18, 1999;

      o Our Current Report on Form 8-K dated August 13, 1999 and filed on August 16, 1999;

      o Our Current Report on Form 8-K dated August 24, 1999 and filed on September 8, 1999.


      You may request a copy of these filings at no cost by writing or telephoning us at the following address:

            Corporate Secretary
            Benchmark Electronics, Inc.
            3000 Technology Drive
            Angleton, Texas 77515
            (409) 849-6550


                        CAUTIONARY STATEMENTS REGARDING
                          FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of the future tense or other forward-looking terms such as "may," "intend," "will," "expect," "anticipate," "objective," "projection," "forecast," "plan," "management believes," "estimate," "continue," "should," "strategy" or "position" or the negatives of those terms or other variations of them or by comparable terminology. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Important factors which could cause our actual results to differ materially from the forward-looking statements in this prospectus or in the documents that we incorporate by reference in this prospectus include, without limitation:

      o integration of the operations of AVEX Electronics, Inc. and Kilbride Holdings B.V. (AVEX);

      o incurrence of operating losses at AVEX after our acquisition of AVEX;

      o the integration of the operations of Lockheed Commercial Electronics Company and the assets in Ireland purchased from Stratus Computer Ireland;

      o     the loss of one or more of our major customers;

      o     changes in our customer concentration;

      o     the absence of long-term sales contracts with our customers;

      o our dependence on the growth of the enterprise computer, telecommunications, medical device, industrial control, testing and instrumentation, networking/servers and high-end video/audio/entertainment industries;

      o     risks associated with international operations;

      o     the availability and cost of customer specified components;

      o     our dependence on certain key executives;

      o     the effects of domestic and foreign environmental laws;

      o     Year 2000 problems;

      o     fluctuations in our quarterly results of operation;

      o     the volatility of the price of our common stock; and

      o competition from other providers of electronics manufacturing services;


each as set forth in the "Risk Factors" section of this prospectus, elsewhere in this prospectus and in the documents that we incorporate by reference in this prospectus.

      We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                 ------------

                                ABOUT BENCHMARK

      We are one of the leading independent providers of electronics manufacturing services to the enterprise computer and peripherals, telecommunications, medical device, industrial control, testing and instrumentation, high-end video/audio/entertainment, and computer markets. We are one of the largest publicly-held electronics manufacturing service providers in the world, with 14 facilities in 8 countries. We offer a complete range of integrated electronics manufacturing services, from initial product design to volume production and order fulfillment. We believe that we have developed particular strengths in the manufacturing process for large, complex high-density assemblies. In addition, we offer advanced engineering services including product design, printed circuit board layout, quickturn prototyping and test development. Throughout the production process, we offer logistics services, such as materials procurement, inventory management, packaging and distribution.

      We provide electronics manufacturing services to approximately 90 original equipment manufacturers, including electronics industry leaders such as EMC Corporation, Lucent Technologies, Stratus Computer and Sun Microsystems. These customers rely on us to manufacture technologically complex products, including telecommunications equipment, high-capacity computer storage devices and fault-tolerant computer servers. We believe one of our primary strengths is the fact that we have worked with several of our largest customers for many years. We have established long-term relationships by exceeding customer expectations and providing flexibility while responding to their needs.

      Since the beginning of 1996, we have completed four acquisitions. We acquired AVEX Electronics, Inc. and Kilbride Holdings B.V. in August of 1999, Lockheed Commercial Electronics Company in February of 1998, EMD Technologies, Inc. in July of 1996, and certain assets from Stratus Computer Ireland in March of 1999. These acquisitions have broadened our service offerings, diversified our customer base with leading OEMs and expanded our geographic presence.

      Our principal executive offices are located at 3000 Technology Drive, Angleton, Texas 77515, and our telephone number is (409) 849-6550.


                              RECENT DEVELOPMENTS

      On October 22, 1999, we announced that we had earnings of $11,978,000 on sales revenue of $539,037,000 for the nine-month period ended September 30, 1999, as compared to earnings of $11,660,000 on sales revenue of $380,327,000 for the same period during 1998. For the quarter ended September 30, 1999, we reported earnings of $1,336,000 on sales revenue of $229,870,000, as compared to earnings of $4,182,000 on sales revenue of $139,645,000 for the same period of the prior year. We completed the acquisition of AVEX on August 24, 1999, and our results for the three and nine-month periods ended September 30, 1999, include the results of AVEX's operations from the date of acquisition. See "Risk Factors -- The integration of acquired operations may pose difficulties for us" and "-- AVEX sustained losses in 1998 and 1997 and had negative EBIT in 1998." In addition to the acquisition of AVEX, a variety of factors impacted Benchmark's earnings, including the quality of certain components received and the failure of suppliers to deliver other components in an timely manner, causing certain shipments to be delayed until the fourth quarter. In addition, slower ramping up of new projects resulted in significant underabsorption of costs. Quarterly results also were adversely impacted by lower than expected contribution from AVEX, where higher costs levels have not yet been brought in line with other operations. We anticipate continued challenges during the fourth quarter with certain components, especially in light of the earthquake that occurred in Taiwan in September 1999, which affected the production of microchips and other components, specified by our customers for their products. While the full effect of this natural disaster on us is not known at this time, we expect that prices for such components will increase, and that a temporary shortage of these components may occur. If such events were to occur, they would have an adverse effect on our results of operations. At the present time, however, Benchmark is unable to predict the extent of any shortages or price increases or the effect on the Company. See "Risk Factors -- Shortages or price increases of components specified by our customers would delay shipments and adversely affect our profitability" and "-- We may experience fluctuations in quarterly results."

                                 RISK FACTORS

      BEFORE YOU INVEST IN OUR COMMON STOCK (COMMON STOCK), YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

THE INTEGRATION OF AVEX AND OTHER ACQUIRED OPERATIONS MAY POSE DIFFICULTIES FOR US.

      We have made three significant acquisitions in the last two years, and a total of four significant acquisitions since 1996. The acquisition of AVEX Electronics, Inc. and Kilbride Holdings, B.V. (AVEX) in August of 1999 represents our fourth significant acquisition and is much larger than any of our prior acquisitions. In addition, we may acquire the stock or assets of other companies in the future. The integration of acquired operations requires substantial management, financial and other resources and involves a number of risks and challenges, including:

      o Potential loss of key employees or customers of the acquired companies;

      o     Diversion of management's attention;

      o     Increased expenses and working capital requirements; and

      o Increased exposure to Year 2000 or other risks, including the integration of different information systems.


Our future success is dependent upon our ability to integrate the AVEX acquisition, and other acquisitions we may make in the future, with our existing operations.

      The difficulties of integrating acquired businesses may be further complicated by size and geographic distances. The AVEX acquisition represented a significant expansion in the size and scope of our operations. In 1998, AVEX had sales of $841.0 million compared to our 1998 sales of $524.1 million. Prior to the AVEX acquisition, our only plant outside the United States was in Ireland, where AVEX also has operations. In addition to its Ireland operations, AVEX has foreign manufacturing plants or design centers in Brazil, Hungary, Mexico, Ireland, Singapore, Scotland and Sweden.

      During the integration process, other parts of our business could be disrupted and the financial performance of our business could be adversely affected. Our success is also dependent upon our ability to integrate any future acquisitions. Additional expansion or acquisitions would require investment of financial resources and may require debt or equity financing which could increase our level of debt or dilute our shareholders' interest in us. No assurance can be given that we will consummate any acquisitions in the future, or that any debt or equity financing required for future acquisitions will be available on terms acceptable to us.

AVEX SUSTAINED LOSSES IN THE FIRST HALF OF 1999, AND IN 1998 AND 1997 AND HAD NEGATIVE EBIT IN 1998.

      AVEX incurred a net loss of $9.7 million during the first half of 1999, $84.2 million during 1998 and $15.8 million during 1997. In addition, AVEX had negative earnings before interest and taxes (EBIT) of $76.5 million and a negative gross margin of $16.4 million in 1998. Prior to our acquisition of AVEX, AVEX took a number of actions intended to reduce its fixed and other costs and reverse this trend. As a result of these actions, AVEX incurred restructuring and related charges of $33.4 million in

1998. We cannot assure you that these actions will be sufficient and AVEX may continue to sustain losses. In part due to AVEX's losses, on a pro forma basis for 1998 we would have had a net loss of $41.2 million, as compared to historical net income of $16.4 million.

THE LOSS OF A MAJOR CUSTOMER WOULD ADVERSELY AFFECT US.

      A substantial percentage of our sales have been to a relatively small number of customers, and the loss of a major customer would adversely affect us. In 1998, our three largest customers each represented in excess of 10% of our sales and together represented 53% of our sales. AVEX's four largest customers each represented in excess of 10% of AVEX's sales and together represented approximately 72% of its sales. After giving effect to the acquisition of AVEX, our five largest customers accounted for 58% of our pro forma combined 1998 sales. For the six months ended June 30, 1999, after giving effect to the acquisition of AVEX, our five largest customers accounted for 51% of pro forma combined sales.

      One of AVEX's largest customers in 1998 has the right to terminate its turnkey manufacturing agreement with AVEX in the event of a change of control of AVEX. The acquisition of AVEX by Benchmark constituted a change of control of AVEX, entitling such customer to terminate its agreement with AVEX. This customer, like any other customer, is not obligated to continue using AVEX in the future, even if the agreement remains in effect after the closing of the acquisition.

      We expect to continue to depend on the sales from our largest customers and any material delay, cancellation or reduction of orders from these or other significant customers would have a material adverse effect on our results of operations. For example, our operating results were adversely affected in 1998 when a major customer reduced its orders significantly during a period of organizational change within that company. Similarly, AVEX's largest customer in 1998 has substantially reduced its purchases from AVEX during 1999 as a result of changed circumstances affecting this customer's products, and another large customer is currently undergoing a period of organizational change and may reduce its purchases as a result. In addition, we generate significant accounts receivable in connection with providing manufacturing services to our customers. If one or more of our customers were to become insolvent or otherwise unable to pay for the manufacturing services provided by us, our operating results and financial condition would be adversely affected.

WE ARE DEPENDENT ON THE SUCCESS OF INDUSTRIES WE SERVE.

      We are dependent on the continued growth, viability and financial stability of our customers. Our customers operate in the following industries:

      o     Enterprise computer and peripherals;

      o     Telecommunications;

      o     Medical device;

      o     Networking/servers;

      o     High-end video/audio/entertainment;

      o     Computers;

      o     Industrial control; and

      o     Testing and instrumentation.


These industries are, to a varying extent, subject to rapid technological change, vigorous competition and short product life cycles. When our customers are adversely affected by these factors, we may be similarly affected.

LONG-TERM CONTRACTS ARE UNUSUAL IN OUR BUSINESS AND CANCELLATIONS, REDUCTIONS OR DELAYS IN CUSTOMER ORDERS WOULD AFFECT OUR PROFITABILITY.

      We do not typically obtain firm long-term purchase orders or commitments from our customers. Instead, we work closely with our customers to develop forecasts for future orders, which are not binding. Customers may cancel their orders, change production quantities from forecast volumes or delay production for a number of reasons beyond our control. Cancellations, reductions or delays by a significant customer or by a group of customers would have an adverse effect on us. As many of our costs and operating expenses are relatively fixed, a reduction in customer demand can disproportionately affect our gross margins and operating income. Our customer's products have life cycles of varying duration. In the ordinary course of business, production starts, increases, declines and stops in accordance with a product's life cycle. Should we fail to replace products reaching the end of their life cycles with new programs, or if there should be a substantial time difference between the loss of a product and the receipt of revenue from replacement production, our revenues could be adversely affected.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY.

      We compete against many providers of electronics manufacturing services. Certain of our competitors have substantially greater resources and more geographically diversified international operations than we do. We also face competition from the manufacturing operations of our current and future customers. To compete effectively, we must continue to provide technologically advanced manufacturing services, maintain strict quality standards, respond flexibly and rapidly to customers' design and schedule changes and deliver products globally on a reliable basis at competitive prices. Our inability to do so could have an adverse effect on us.

OUR INTERNATIONAL OPERATIONS MAY BE SUBJECT TO CERTAIN RISKS.

      We currently operate outside the United States in Brazil, Hungary, Mexico, Ireland, Singapore, Scotland and Sweden. After giving effect to the AVEX acquisition, we would have derived 22% of our pro forma combined 1998 sales from our international operations, and 47% of our pro forma combined sales in the first half of fiscal year 1999. These international operations may be subject to a number of risks, including:

      o     difficulties in staffing and managing foreign operations;

      o     political and economic instability;

      o     unexpected changes in regulatory requirements and laws;

      o longer customer payment cycles and difficulty collecting accounts receivable;

      o export duties, import controls and trade barriers (including quotas);

      o     governmental restrictions on the transfer of funds;

      o burdens of complying with a wide variety of foreign laws and labor practices;

      o fluctuations in currency exchange rates, which could affect component costs, local payroll, utility and other expenses; and

      o inability to utilize net operating losses incurred by our foreign operations to reduce our U.S. income taxes.


Prior to our acquisition of AVEX, the scope of our foreign operations did not require that we hedge our foreign exchange risks. However, we may now be required to engage in hedging transactions to attempt to mitigate our exposure to fluctuations in foreign exchange rates. Our lack of experience in hedging transactions may adversely affect our ability successfully to implement a hedging program, should we decide to do so.

SHORTAGES OR PRICE INCREASES OF COMPONENTS SPECIFIED BY OUR CUSTOMERS WOULD DELAY SHIPMENTS AND ADVERSELY AFFECT OUR PROFITABILITY.

      Substantially all of our sales are derived from electronics manufacturing services in which we purchase components specified by our customers. In the past, supply shortages have substantially curtailed production of all assemblies using a particular component. In addition, industry-wide shortages of electronic components, particularly of memory and logic devices, have occurred. If shortages of these components occur or if components received are defective, we may be forced to delay shipments, which could have an adverse effect on our profit margins. Because of the continued increase in demand for surface mount components, we anticipate component shortages and longer lead times for certain components to occur from time to time. Also, we typically bear the risk of component price increases that occur between periodic repricings during the term of a customer contract. Accordingly, certain component price increases could adversely affect our gross profit margins.

OUR SUCCESS WILL CONTINUE TO DEPEND TO A SIGNIFICANT EXTENT ON OUR EXECUTIVES.

      We depend significantly on certain key executives, including, but not limited to, Donald E. Nigbor, Steven A. Barton and Cary T. Fu. The unexpected loss of the services of any one of these executive officers would have an adverse effect on us. We do not have employment agreements or non-competition agreements with these executive officers, and we do not maintain key-man insurance on our executive officers. The success of the AVEX acquisition also depends in part upon our ability to retain key AVEX officers. Consistent with our practice, we did not have the former AVEX officers enter into employment agreements or non-competition agreements.

WE MUST MAINTAIN OUR TECHNOLOGICAL AND MANUFACTURING PROCESS EXPERTISE.

      The market for our manufacturing services is characterized by rapidly changing technology and continuing process development. We are continually evaluating the advantages and feasibility of new manufacturing processes. We believe that our future success will depend upon our ability to develop and provide manufacturing services which meet our customers' changing needs. This requires that we maintain technological leadership and successfully anticipate or respond to technological changes in manufacturing processes on a cost-effective and timely basis. We cannot assure you that our process development efforts will be successful.

WE ARE SUBJECT TO A VARIETY OF ENVIRONMENTAL LAWS.

      We are subject to a variety of federal, state, local and foreign environmental regulations relating to the handling, storage, discharge and disposal of hazardous chemicals used during our manufacturing process. If we fail to comply with any present and future regulations, or if AVEX or companies we acquire in the future have failed to comply with such regulations or are otherwise liable for environmental contamination, we could be subject to liabilities, fines or the suspension of production. In addition, such regulations could restrict our ability to expand our facilities or could require us to acquire costly equipment, or to incur other significant compliance expenses.

WE MAY EXPERIENCE YEAR 2000 PROBLEMS.

      Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. We are actively taking steps to ensure that our information technology infrastructure and business system applications, manufacturing equipment and systems will be Year 2000 compliant, and we are seeking assurances of Year 2000 compliance from our suppliers, customers and other third parties with whom we conduct business. However, we cannot be certain that our efforts will be appropriate, adequate or complete.


THE AVEX ACQUISITION AND THE SALE OF THE 6% CONVERTIBLE SUBORDINATED NOTES DUE 2006 SIGNIFICANTLY INCREASED OUR LEVERAGE.

      As a direct result of the AVEX acquisition and the sale of the 6% Convertible Subordinated Notes due 2006 (Notes) used to partially finance it, we incurred $226,200,000 of indebtedness ($80,200,000 from the sale of the Notes and $146,000,000 of bank indebtedness). The Notes and the bank debt have significantly increased our leverage ratio and decreased our interest coverage ratio. Most of our indebtedness other than the Notes is senior debt incurred to complete the AVEX acquisition. We may incur substantial additional indebtedness in the future. The level of our indebtedness, among other things, could:

      o make it difficult for us to obtain any necessary financing in the future for other acquisitions, working capital, capital expenditures, debt service requirements or other purposes;

      o limit our flexibility in planning for, or reacting to changes in, our business; and

      o     make us more vulnerable in the event of a downturn in our business.

There can be no assurance that we will be able to meet our debt service obligations, including our obligations under the Notes.

PROVISIONS IN OUR CHARTER DOCUMENTS AND STATE LAW MAY MAKE IT HARDER FOR OTHERS TO OBTAIN CONTROL OF BENCHMARK EVEN THOUGH SOME SHAREHOLDERS MIGHT CONSIDER SUCH A DEVELOPMENT TO BE FAVORABLE.

      Our shareholder rights plan, provisions of our amended and restated articles of incorporation and the Texas Business Corporation Act may delay, inhibit or prevent someone from gaining control of

Benchmark through a tender offer, business combination, proxy contest or some other method. See "Description of Capital Stock." These provisions include:

      o     A "poison pill" shareholder rights plan;

      o A statutory restriction on the ability of shareholders to take action by less than unanimous written consent; and

      o A statutory restriction on business combinations with some types of interested shareholders.


WE MAY EXPERIENCE FLUCTUATIONS IN QUARTERLY RESULTS.

      Our quarterly results may vary significantly depending on various factors, many of which are beyond our control. These factors include:

      o     The volume of customer orders relative to our capacity;

      o     Customer introduction and market acceptance of new products;

      o     Changes in demand for customer products;

      o     The timing of our expenditures in anticipation of future orders;

      o     Our effectiveness in managing manufacturing processes;

      o     Changes in cost and availability of labor and components;

      o     Changes in our product mix;

      o     Changes in economic conditions;

      o Local factors and events that may affect our production volume (such as local holidays); and

      o     Seasonality in customer product requirements.

Additionally, as is the case with many high technology companies, a significant portion of our shipments typically occurs in the last few weeks of a quarter. As a result, our sales may shift from one quarter to the next, having a significant effect on reported results.

OUR STOCK PRICE IS VOLATILE.

      Our Common Stock has experienced significant price volatility, and such volatility may continue in the future. The price of our Common Stock could fluctuate widely in response to a range of factors, including variations in our reported financial results and changing conditions in the economy in general or in our industry in particular. In addition, stock markets generally experience significant price and volume volatility from time to time which may affect the market price of our Common Stock for reasons unrelated to our performance.

                                USE OF PROCEEDS

      We will not receive any proceeds from the sale of the Common Stock by the selling shareholder.


                              SELLING SHAREHOLDER

      The shares offered by the selling shareholder were acquired in connection with our acquisition of AVEX on August 24, 1999. Under the terms of the AVEX transaction, we agreed to register the resale of the shares of Common Stock received by the selling shareholder in the AVEX transaction. In connection with such registration, we and the selling shareholder have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the other may be required to make in respect of such liabilities. In the past three years, the selling shareholder has not had a material relationship with us.

The following table sets forth information with respect to the beneficial ownership of Common Stock by the selling shareholder and the number of shares of Common Stock to be sold by the selling shareholder:

                                  BENEFICIAL OWNERSHIP                                              BENEFICIAL OWNERSHIP
   SELLING SHAREHOLDER            BEFORE STOCK OFFERING                                             AFTER STOCK OFFERING
   -------------------        ------------------------------                                   -----------------------------
                                SHARES           PERCENTAGE          SHARES TO BE SOLD          SHARES           PERCENTAGE
                              -----------       ------------         -----------------         --------         ------------
J.M. Huber Corporation         1,000,000            6.2%                 1,000,000                0                   0%


                             PLAN OF DISTRIBUTION

      We are registering the shares on behalf of the selling shareholder. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholder will bear the brokerage commissions and similar selling expenses, if any, attributable to the sale of its shares. All or part of the shares may be offered by the selling shareholder from time to time in transactions on the New York Stock Exchange, or such other exchange on which the Common Stock may from time to time be trading, in privately negotiated transactions, through the writing of options on the shares or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The methods by which the shares may be sold or distributed may include, but not be limited to, the following:

      o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

      o an exchange distribution in accordance with the rules of such exchange;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

      o     privately negotiated transactions;

      o a cross or block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resale a portion of the block as principal to facilitate the transaction;

      o short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives thereof, in connection with which the selling shareholder may sell and deliver the shares;

      o short sales or borrowings, returns and reborrowings of the shares pursuant to stock loan agreements to settle short sales;

      o delivery in connection with the issuance of securities by issuers, other than us, that are exchangeable for (whether optional or mandatory), or payable in, such shares (whether such securities are listed on a national securities exchange or otherwise) or pursuant to which such shares may be distributed; and

      o     a combination of such methods of sale or distribution.


The selling shareholder may also sell such shares in accordance with Rule 144 under the Securities Act.

      In effecting sales, brokers or dealers engaged by the selling shareholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholder or from the purchasers in amounts to be negotiated.

      If underwriters are used in the sale, the shares will be acquired by the underwriters for their own account. The underwriters may resale the shares in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. If we are notified that underwriters are involved, the names of underwriters, if any, with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this prospectus relating to such offering. Any obligation of the underwriters to purchase the shares will be subject to certain conditions, and the underwriters will be obligated to purchase all of the shares specified in such supplement if any are purchased.

      This prospectus may also be used by donees of the selling shareholder or other persons acquiring shares, including brokers who borrow the shares to settle short sales of shares of Common Stock, and who wish to offer and sell such shares under circumstances requiring or making desirable its use. From time to time the selling shareholder may pledge its shares pursuant to the margin provisions of its respective customer agreements with respective brokers or otherwise. Upon a default by the selling shareholder, the broker or pledgee may offer and sell the pledged shares from time to time.

      The selling shareholder and any broker-dealers who act in connection with the sale of shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and any profit on the resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have advised the selling shareholder that because it may be deemed to be an underwriter, the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to its sales.

                         DESCRIPTION OF CAPITAL STOCK

      The following description of the material features of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated articles of incorporation, a copy of which has been filed as an exhibit to our report on Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference. See "Risk Factors -- Provisions in our charter documents and state law may make it harder for others to obtain control of Benchmark even though some shareholders might consider such a development to be favorable."

COMMON STOCK

      Our amended and restated articles of incorporation authorize us to issue 30,000,000 shares of Common Stock. As of September 30, 1999, 16,218,353 shares of Common Stock were outstanding. In addition, as of September 30, 1999 we had issued options to purchase 2,703,905 shares of Common Stock, of which options to purchase 721,307 shares are currently exercisable.

      Each share of Common Stock has an equal and ratable right to receive dividends to be paid from our assets legally available therefor when, as and if declared by the Board of Directors. We have never paid, and do not anticipate that we will pay in the foreseeable future, cash dividends on the Common Stock. In addition, the agreement relating to our credit facility with Chase Bank of Texas, National Association restricts the amount of cash dividends that we may pay on Common Stock. The holders of Common Stock have no preemptive or other rights to subscribe for additional shares of Common Stock or any other securities of Benchmark. Each share of Common Stock entitles the holder thereof to one vote in the election of directors and on all other matters submitted to a vote of our shareholders. The holders of Common Stock have no right to cumulate their votes in the election of directors. In the event of our dissolution or liquidation, the holders of Common Stock will be entitled to share equally and ratably in our assets available for distribution after payments are made to our creditors and the holders of any outstanding shares of preferred stock. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued, will be fully paid and non-assessable.

      The Common Stock is traded on the New York Stock Exchange under the symbol "BHE." The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank, 88 Pine Street, New York, New York 10005.

PREFERRED STOCK

      Our amended and restated articles of incorporation authorize us to issue 5,000,000 shares of preferred stock, par value $0.10 per share. We have established and designated a series of our preferred stock known as Series A Cumulative Junior Participating Preferred Stock, par value $0.10 per share, consisting of an aggregate of 30,000 shares. None of this preferred series has been issued.

      In addition, the Board of Directors has the authority, without shareholder approval, to cause the issuance of other preferred stock in one or more series, with such designations, preferences, limitations and rights as the Board of Directors may determine. We have not issued, and have no plans to issue, any shares of preferred stock. If we were to do so, however, the provisions of the preferred stock may include, among others, extraordinary voting, dividend, redemption, conversion or exchange rights.

SHAREHOLDER RIGHTS PLAN

      On December 11, 1998, the Board of Directors adopted a shareholder rights plan. Under this plan, a dividend of one preferred share purchase right (Right) was declared for each outstanding share of Common Stock, payable December 21, 1998 to shareholders of record on that date. Each Right entitles shareholders to buy one one-thousandth of a share of newly created Series A Cumulative Junior Participating Preferred Stock at an exercise price of $155, subject to adjustment in the event a person acquires, or makes a tender or exchange offer for, 15% or more of the outstanding Common Stock. In such event, each Right entitles the holder (other than the person acquiring 15% or more of the outstanding Common Stock) to purchase shares of Common Stock with a market value of twice the Right's exercise price. In addition, if a company acquires us in a merger or other business combination, or if we sell more than 50% of our consolidated assets or earning power, these rights will entitle our shareholders (other than the acquirer) to purchase, for the exercise price, shares of the Common Stock of the acquiring company or its parent having a market value of two times the exercise price. At any time prior to such event, the Board of Directors may redeem the Rights at one cent per Right. The Rights can be transferred only with Common Stock and expire ten years after the date the shareholder rights plan was adopted. The existence of the Rights may, under certain circumstances, render more difficult or discourage attempts to acquire us.

NOTES

      We have $80.2 million in aggregate principal amount of our 6.00% Convertible Subordinated Notes due 2006 (Notes) outstanding. The Notes are convertible into Common Stock at an initial conversion price of $40.20. If all of the Notes were converted into shares of Common Stock at the initial conversion price, 1,995,025 shares of Common Stock would be issued. The Notes were issued pursuant to an Indenture dated August 13, 1999. The Notes are unsecured obligations and are subordinated in right of payment to all our existing and future senior debt to the extent set forth in the Indenture. The Notes are eligible for quotation in The Portal Market.

STATUTORY BUSINESS COMBINATION PROVISIONS

      Our company is subject to Article 13 of the Texas Business Corporation Act (Article 13) which, with certain exceptions, prohibits a Texas corporation from engaging in a "business combination" (as defined in Article 13) with any shareholder who is a beneficial owner of 20% or more of the corporation's outstanding stock for a period of three years after such shareholder acquires the 20% ownership position, unless: (1) the board of directors of the corporation approves the transaction or the shareholder's acquisition of shares prior to the acquisition or (2) two-thirds of the unaffiliated shareholders of the corporation approve the transaction at a shareholders' meeting. Shares that are issuable, but have not yet been issued, pursuant to options, conversion or exchange rights or other agreements are not considered outstanding for purposes of Article 13.


                                 LEGAL MATTERS

      The validity of the shares of Common Stock offered hereby are being passed upon for us by Bracewell & Patterson, L.L.P., Houston, Texas.

                                    EXPERTS

      The consolidated financial statements of Benchmark Electronics, Inc. and subsidiaries as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The combined financial statements of AVEX Electronics, Inc., its subsidiaries, and certain related companies as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the expenses to be incurred by Benchmark Electronics, Inc. in connection with the issuance and distribution of the common stock being registered. All amounts except the registration fee are estimated.


       Registration Fee..................................   $  5,196
       Legal Fees and Expenses...........................   $ 10,000
       Accounting Fees...................................   $  5,000
       Printing Fees.....................................   $ 10,000
       Miscellaneous.....................................   $  5,000
                        Total............................   $ 35,196

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      TEXAS BUSINESS CORPORATION ACT

      Article 2.02-1.B of the Texas Business Corporation Act, as amended (the "TBCA"), grants to a corporation the power to indemnify a person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director of the corporation against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred in connection therewith, only if it is determined that the person (1) conducted himself in good faith; (2) reasonably believed that (a) in the case of conduct in his official capacity as a director of the corporation, his conduct was in the corporation's best interests, and (b) in all other cases, his conduct was at least not opposed to the corporation's best interests; and
(3) in the case of any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. Article 2.02-1.C limits the allowable indemnification by providing that, except to the extent permitted by Article 2.02-1.E, a director may not be indemnified in respect of a proceeding in which the person was found liable (1) on the basis that he improperly received a personal benefit, whether or not the benefit resulted from an action taken in his official capacity, or (2) to the corporation. Article 2.02-1.E provides that if a director is found liable to the corporation or is found liable on the basis that he received a personal benefit, the permissible indemnification (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. Finally, Article 2.02-1.H provides that a corporation shall indemnify a director against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director if he has been wholly successful, on the merits or otherwise, in defense of the proceeding.

      With respect to the officers of a corporation, Article 2.02-1.O of the TBCA provides that a corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify and advance expenses to directors under Article 2.02-1. Further, Article 2.02-1.O provides that an officer of a corporation shall be indemnified as, and to the same extent, provided by Article 2.02-1.H for a director.

      AMENDED AND RESTATED BYLAWS

      The Amended and Restated Bylaws of the Company make mandatory the indemnification of and advancement of expenses to its directors who become involved in indemnifiable legal proceedings, subject to their compliance with certain requirements imposed by Texas law.

      INDEMNITY AGREEMENTS

      The Company has entered into Indemnity Agreements with its directors and officers pursuant to which the Company generally is obligated to indemnify its directors and officers to the full extent permitted by Texas law.


      REGISTRATION RIGHTS AGREEMENT

      The Registration Rights Agreement by and between the Company and J.M. Huber Corporation, pursuant to which shares held by J.M. Huber Corporation are included in the shares covered by this Registration Statement, provides for the indemnification of the officers and directors of the Company by J.M. Huber Corporation under certain circumstances.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER      DESCRIPTION OF EXHIBIT
-------     ----------------------

2(1) Amended and Restated Stock Purchase Agreement dated as of August 12, 1999 by and between Benchmark Electronics, Inc. and J.M. Huber Corporation.

4.1(2)      Restated Articles of Incorporation of the Company.

4.2(3)      Amended and Restated Bylaws of the Company.

4.3(4) Amendment to Amended and Restated Articles of Incorporation of the Company adopted by the shareholders of the Company on May 20, 1997.

4.4(5) Statement of Resolution Establishing Series A Cumulative Junior Participating Preferred Stock of Benchmark Electronics, Inc.

5(6) Opinion of Bracewell & Patterson, L.L.P. as to the legality of the common stock being offered.

23.1(6) Consent of Bracewell & Patterson, L.L.P. (included in its opinion filed as Exhibit 5 hereto).

23.2(6)     Consent of KPMG LLP.

24(7)       Powers of Attorney

------------------

(1) Incorporated by reference from Exhibit 2 to Benchmark Electronics, Inc.'s Form 8-K dated August 24, 1999 (File No. 001-10560).

(2) Incorporated herein by reference to Exhibit 3.1 to Benchmark Electronics, Inc.'s Registration Statement on Form S-1 (Registration No. 33-46316).

(3) Incorporated herein by reference to Exhibit 3.2 of Benchmark Electronics, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 001-10560).

(4) Incorporated herein by reference to Exhibit 3.3 of Benchmark Electronics, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 001-10560).

(5) Incorporated by reference to Exhibit B of the Rights Agreement dated December 11, 1998 between the Company and Harris Trust Savings Bank, as Rights Agent, included as Exhibit 1 to Benchmark Electronics, Inc.'s Form 8A12B filed December 11, 1998.

(6)   Filed herewith.

(7)   Included on the signature page of this Registration Statement.


ITEM 17.  UNDERTAKINGS.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in value of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Angleton, State of Texas, on November 12, 1999.


                                          BENCHMARK ELECTRONICS, INC.

                                          By: /s/ DONALD E. NIGBOR
                                                  Donald E. Nigbor
                                                  President

      Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Donald E. Nigbor and Cary T. Fu, each with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462 of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing he might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or amendment has been signed by the following persons in the capacities and on the dates indicated.


           NAME                      POSITION                      DATE
          ------                    ----------                    ------

    /s/ JOHN C. CUSTER         Chairman of the               November 12, 1999
        John C. Custer         Board of Directors


    /s/ DONALD E. NIGBOR       Director and President        November 12, 1999
        Donald E. Nigbor       (principal executive
                               officer)

    /s/ STEVEN A. BARTON       Director and Executive        November 12, 1999
        Steven A. Barton       Vice President


    /s/ CARY T. FU             Director and Executive        November 12, 1999
        Cary T. Fu             Vice President (principal
                               financial and accounting
                               officer)

    /s/ PETER G. DORFLINGER    Director                      November 12, 1999
        Peter G. Dorflinger

    /s/ GERALD W. BODZY        Director                      November 12, 1999
        Gerald W. Bodzy

    /s/ DAVID H. ARNOLD        Director                      November 12, 1999
        David H. Arnold

                               INDEX TO EXHIBITS

         EXHIBIT
         NUMBER         DESCRIPTION OF EXHIBIT
         -------        ----------------------

         2(1) Amended and Restated Stock Purchase Agreement dated as of August 12, 1999 by and between Benchmark Electronics, Inc. and J.M. Huber Corporation.

         4.1(2)         Restated Articles of Incorporation of the Company.

         4.2(3)         Amended and Restated Bylaws of the Company.

         4.3(4) Amendment to Amended and Restated Articles of Incorporation of the Company adopted by the shareholders of the Company on May 20, 1997.

         4.4(5) Statement of Resolution Establishing Series A Cumulative Junior Participating Preferred Stock of Benchmark Electronics, Inc.

         5(6) Opinion of Bracewell & Patterson, L.L.P. as to the legality of the common stock being offered.

         23.1(6) Consent of Bracewell & Patterson, L.L.P. (included in its opinion filed as Exhibit 5 hereto).

         23.2(6)        Consent of KPMG LLP.

         24(7)          Powers of Attorney


------------------

(1) Incorporated by reference from Exhibit 2 to Benchmark Electronics, Inc.'s Form 8-K dated August 24, 1999 (File No. 001-10560).

(2) Incorporated herein by reference to Exhibit 3.1 to Benchmark Electronics, Inc.'s Registration Statement on Form S-1 (Registration No. 33-46316).

(3) Incorporated herein by reference to Exhibit 3.2 of Benchmark Electronics, Inc.'s Annual Report on Form 10-K for 1998 (File No. 001-10560).

(4) Incorporated herein by reference to Exhibit 3.3 of Benchmark Electronics, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 001-10560).

(5) Incorporated by reference to Exhibit B of the Rights Agreement dated December 11, 1998 between the Company and Harris Trust Savings Bank, as Rights Agent, included as Exhibit 1 to Benchmark Electronics, Inc.'s Form 8A12B filed December 11, 1998.

(6)     Filed herewith.

(7)     Included on the signature page of this Registration Statement.



                                      II-7